As filed with the Securities and Exchange Commission on March 12, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Provention Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-5245912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 666

Oldwick, New Jersey 08858

(Address of Principal Executive Offices) (Zip Code)

Provention Bio, Inc. Amended and Restated 2017 Equity Incentive Plan

(Full title of the plans)

Ashleigh Palmer

Chief Executive Officer

Provention Bio, Inc.

P.O. Box 666

Oldwick, New Jersey 08858

Telephone: (908) 336-0360

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Michael J. Lerner, Esq.

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Telephone: (973) 597-6394

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[X]

Non-accelerated filer	[ ]	Smaller reporting company	[X]

		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [X]

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share	3,000,000	$10.28	$30,840,000.00	$4,003.03

(1)	Covers 3,000,000 shares of common stock issuable under the Provention Bio, Inc. Amended and Restated 2017 Equity Incentive Plan (the “2017 Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.

(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the Nasdaq Global Select Market on March 9, 2020.

PART I

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by Provention Bio, Inc. (the “Company”) for the purpose of registering additional shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) under the Company’s Amended and Restated 2017 Equity Incentive Plan (the “Plan”). The number of shares of Common Stock available for issuance under the Plan is subject to an automatic annual increase on January 1 of each year beginning in 2019 and ending on (and including) January 1, 2028, equal to the difference between (x) eighteen percent (18%) of the total number of shares of Common Stock outstanding, on a fully diluted basis, on December 31st of the preceding calendar year, and (y) the total number of shares of Common Stock reserved under the Plan on December 31st of such preceding calendar year (the “Evergreen Provision”). Notwithstanding the foregoing, the board of directors of the Company (the “Board”) may act prior to the first day of any calendar year, to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. This Registration Statement registers an aggregate of 3,000,000 additional shares of Common Stock available for issuance under the Plan as a result of the Board’s decision to reserve a lesser amount than the Evergreen Provision provides for.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the 3,869,424 shares of Common Stock registered for issuance under the Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-226814) filed on August 13, 2018 and the 3,050,893 shares of Common Stock registered for issuance under the Plan pursuant to the currently effective registration statement on Form S-8 (Registration No. 333-230400) filed on March 19, 2019. The information contained in the Company’s Registration Statement on Form S-8 (Registration Nos. 333-226814 and 333-230400) is hereby incorporated by reference pursuant to General Instruction E. Any items in the Company’s Registration Statement on Form S-8 (Registration Nos. 333-226814 and 333-230400) not expressly changed hereby shall be as set forth in the Company’s Registration Statement on Form S-8 (Registration Nos. 333-226814 and 333-230400).

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act for the fiscal year ended December 31, 2019, as filed with the Commission on March 12, 2020; and

(b)	the Company’s Current Report on Form 8-K filed with the SEC on January 8, 2020 (other than any portions thereof deemed furnished not filed);

(c)	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (Registration No. 001-38552) filed with the Commission on June 22, 2018 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Second Amended and Restated Certificate of Incorporation	8-K	001-38552	3.1	7/19/2018

4.2	Amended and Restated Bylaws	8-K	001-38552	3.2	7/19/2018

4.3	Specimen Certificate representing shares of common stock	S-1/A	333-224801	4.1	6/20/2018

4.4	Amended and Restated 2017 Provention Bio, Inc. Stock Incentive Plan	S-8	333-226814	4.4	8/13/2018

4.5	Form of Stock Option Award under 2017 Provention Bio, Inc. Stock Incentive Plan	S-1	333-224801	10.4	5/9/2018

5.1	Opinion of Lowenstein Sandler LLP					X

23.1	Consent of EisnerAmper LLP					X

23.2	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on the signature page)					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oldwick, New Jersey on March 12, 2020.

PROVENTION BIO, INC.

By:	/s/ Ashleigh Palmer
Ashleigh Palmer
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Provention Bio, Inc., a Delaware corporation, do hereby constitute and appoint each of Ashleigh Palmer and Andrew Drechsler as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Ashleigh Palmer	Chief Executive Officer and Director
Ashleigh Palmer	(Principal Executive Officer)	March 12, 2020
/s/ Andrew Drechsler	Chief Financial Officer
Andrew Drechsler	(Principal Financial and Accounting Officer)	March 12, 2020

/s/ Jeff Bluestone
Jeff Bluestone	Director	March 12, 2020

/s/ Chip Catlin
Chip Catlin	Director	March 12, 2020

/s/ Anthony DiGiandomenico
Anthony DiGiandomenico	Director	March 12, 2020

/s/ Sean Doherty
Sean Doherty	Director	March 12, 2020

/s/ Wayne Pisano
Wayne Pisano	Director	March 12, 2020